CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Proposed maximum aggregate offering price	Amount of registration fee
Floating Rate Medium-Term Notes, Series B due February 14, 2022	$750,000,000	$97,350
0.500% Medium-Term Notes, Series B due August 14, 2023	$1,398,922,000	$181,580.07
1.150% Medium-Term Notes, Series B due August 13, 2027	$599,718,000	$77,843.40

This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-222676.

PRICING SUPPLEMENT

(To Prospectus dated January 24, 2018 and

Prospectus Supplement dated January 25, 2018)

$2,750,000,000

$750,000,000 Floating Rate Medium-Term Notes, Series B due February 14, 2022

$1,400,000,000 0.500% Medium-Term Notes, Series B due August 14, 2023

$600,000,000 1.150% Medium-Term Notes, Series B due August 13, 2027

We are offering (i) $750,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series B due February 14, 2022 (the “2022 Floating Rate Notes”), (ii) $1,400,000,000 aggregate principal amount of 0.500% Medium-Term Notes, Series B due August 14, 2023 (the “2023 Fixed Rate Notes”) and (iii) $600,000,000 aggregate principal amount of 1.150% Medium-Term Notes, Series B due August 13, 2027 (the “2027 Fixed Rate Notes” and, together with the 2022 Floating Rate Notes and the 2023 Fixed Rate Notes, the “Notes”). The Notes will be our general unsecured obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. We will pay interest on the 2022 Floating Rate Notes on February 14, May 14, August 14 and November 14 of each year and on the maturity date. We will pay interest on the 2023 Fixed Rate Notes on February 14 and August 14 of each year and on the maturity date. We will pay interest on the 2027 Fixed Rate Notes on February 13 and August 13 of each year and on the maturity date. The first such payment on the 2022 Floating Rate Notes will be on November 14, 2020, the first such payment on the 2023 Fixed Rate Notes will be on February 14, 2021 and the first such payment on the 2027 Fixed Rate Notes will be on February 13, 2021. The 2022 Floating Rate Notes and the 2023 Fixed Rate Notes will not be redeemable before their maturity. We may redeem some or all of the 2027 Fixed Rate Notes at any time at our option at the redemption price set forth in this pricing supplement under “Description of the Notes—Optional Redemption.”

Investing in the Notes involves a number of risks.  See the risks described in “Risk Factors” on page PS-1 of this pricing supplement and page S-3 of the accompanying prospectus supplement.

	2022 Floating Rate Notes		2023 Fixed Rate Notes		2027 Fixed Rate Notes
	Per Note	Total	Per Note	Total	Per Note	Total
Public offering price(1)	100.000%	$ 750,000,000	99.923%	$ 1,398,922,000	99.953%	$ 599,718,000
Underwriting discount	0.125%	$ 937,500	0.225%	$ 3,150,000	0.400%	$ 2,400,000
Proceeds, before expenses, to the Company	99.875%	$ 749,062,500	99.698%	$ 1,395,772,000	99.553%	$ 597,318,000

___________

(1) Plus accrued interest, if any, from August 14, 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about August 14, 2020.

Joint Book-Running Managers

BNP PARIBAS	Credit Agricole CIB	HSBC	J.P. Morgan	MUFG

Co-Managers

Academy Securities	BBVA	COMMERZBANK	Multi-Bank Securities, Inc.	Standard Chartered Bank	US Bancorp

The date of this pricing supplement is August 11, 2020.

We have not, and the underwriters have not, authorized any person to provide you any information other than that contained or incorporated by reference in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this pricing supplement.

IMPORTANT - EEA AND U.K. RETAIL INVESTORS - The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the U.K. has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the U.K. may be unlawful under the PRIIPs Regulation. This pricing supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that any offer of the Notes in any Member State of the EEA or in the U.K. will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Notes. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus is a prospectus for the purposes of the Prospectus Directive.

In this pricing supplement, the “Company,” “TMCC,” “we,” “us” and “our” refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all of the Notes offered under this pricing supplement. Capitalized terms used in this pricing supplement which are not defined in this pricing supplement and are defined in the accompanying prospectus supplement shall have the meanings assigned to them in the accompanying prospectus supplement.

RISK FACTORS

Your investment in the Notes involves risks. You should consult with your own financial and legal advisers as to the risks involved in an investment in the Notes and to determine whether the Notes are a suitable investment for you. The Notes may not be a suitable investment for you if you are unsophisticated about debt securities. You should carefully consider the risk factors discussed below and the risks described under “Risk Factors” starting on page S-3 of the accompanying prospectus supplement and in the documents incorporated by reference into the accompanying prospectus, as well as the other information contained or incorporated by reference in this pricing supplement or the accompanying prospectus or prospectus supplement, before investing in the Notes.

Uncertainty about the future of LIBOR may adversely affect the return on the 2022 Floating Rate Notes and the price at which you can sell the 2022 Floating Rate Notes in the secondary market, if one exists.

LIBOR and other interest rates or other types of rates and indices which are deemed “benchmarks” are the subject of recent national, international, and other regulatory guidance and proposals for reform. These reforms may cause such benchmarks to perform differently than in the past, to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have an adverse effect on any notes linked to such a benchmark.

Furthermore, Regulation (EU) 2016/1011 (the “Benchmark Regulation”) was published by the European Parliament and the Council of the European Union on June 8, 2016. The Benchmark Regulation could have an adverse impact on any notes linked to LIBOR, if the methodology or other terms of LIBOR are changed in order to comply with the terms of the Benchmark Regulation, and such changes could (among other things) have the effect of reducing or increasing the rate or level or affecting the volatility of the published rate or level of LIBOR. In addition, the Benchmark Regulation stipulates that each administrator of a benchmark regulated thereunder must be licensed by the competent authority of the member state where such administrator is located. There is a risk that administrators of LIBOR will fail to obtain a necessary license, preventing them from continuing to provide LIBOR as a benchmark or cease to administer LIBOR altogether because of the additional costs of compliance with the Benchmark Regulation and other applicable regulations, and the risks associated therewith.

More broadly, any of the international, national, or other proposals for reform, or the general increased regulatory scrutiny of benchmarks, could increase the costs and risks of administering or otherwise participating in the setting of a benchmark and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain benchmarks, trigger changes in the rules or methodologies used in certain benchmarks, or lead to the disappearance of certain benchmarks. Uncertainty about the future of benchmarks generally, any of the above changes, or any other consequential changes as a result of international, national, or other proposals for reform or other initiatives or investigations, could have an adverse effect on the value of, and return on, any notes linked to a benchmark and the trading market for such notes.

On July 27, 2017, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. The announcement indicates that the continuation of LIBOR on the current basis is not guaranteed. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR. In the event that a published LIBOR rate is unavailable, the rate on the 2022 Floating Rate Notes will be determined as set forth in the accompanying prospectus supplement under “Description of Notes—Interest and Interest Rates—Floating Rate Notes—LIBOR Notes.” While the final Interest Reset Date and Interest Determination Date with respect to the 2022 Floating Rate Notes will occur in November 2021, before the scheduled discontinuation of LIBOR, the Stated Maturity Date of the 2022 Floating Rate Notes will occur in February 2022, after the scheduled discontinuation of LIBOR, and, therefore, the risks relating to LIBOR may be heightened with respect to the 2022 Floating Rate Notes. If a published LIBOR rate is unavailable and banks are unwilling to provide quotations for the calculation of LIBOR as set forth in the accompanying prospectus supplement, the rate of interest on the 2022 Floating Rate Notes will remain the rate of interest in effect on the applicable Interest Determination Date.

DESCRIPTION OF THE NOTES

General

We provide information to you about the Notes in three separate documents:

•	this pricing supplement which specifically describes the Notes being offered;

•	the accompanying prospectus supplement which describes the Company’s Medium-Term Notes, Series B; and

•	the accompanying prospectus which describes generally the debt securities of the Company.

This description supplements, and, to the extent inconsistent, supersedes, the description of the general terms and provisions of the debt securities found in the accompanying prospectus and the Company’s Medium-Term Notes, Series B described in the accompanying prospectus supplement.

Terms of the Notes

The Notes:

•	will be our unsecured general obligations,

•	will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding,

•	will be considered part of the same series of notes as any of our other Medium-Term Notes, Series B previously issued or issued in the future,

•	will not be subject to mandatory redemption or repayment at your option,

•	will be issued in minimum denominations of $2,000 and integral multiples of $1,000 above that amount, and

•	will be denominated in U.S. dollars.

The 2022 Floating Rate Notes

The following description is a summary of certain provisions of the 2022 Floating Rate Notes:

Principal Amount: $750,000,000

Trade Date: August 11, 2020

Original Issue Date: August 14, 2020

Stated Maturity Date: February 14, 2022

Interest Calculation: Regular Floating Rate Note

Interest Rate Basis: LIBOR

Designated LIBOR Page: Reuters

Index Maturity: 3 months

Initial Interest Rate: The initial interest rate will be based on 3 month LIBOR determined on August 12, 2020 plus the Floating Rate Spread, accruing from August 14, 2020

Initial Interest Reset Date: August 14, 2020

Interest Reset Dates: Each Interest Payment Date

Interest Reset Period: Quarterly

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Interest Payment Dates: Each February 14, May 14, August 14 and November 14, beginning on November 14, 2020 and ending on the Stated Maturity Date

Floating Rate Spread: +0.150%

Minimum Interest Rate: 0.000%

Index Currency: U.S. Dollars

Day Count Convention: Actual/360

Business Day Convention: Modified Following, adjusted

Calculation Agent: Deutsche Bank Trust Company Americas

CUSIP / ISIN: 89236THE8 / US89236THE82

The 2023 Fixed Rate Notes

The following description is a summary of certain provisions of the 2023 Fixed Rate Notes:

Principal Amount: $1,400,000,000

Trade Date: August 11, 2020

Original Issue Date: August 14, 2020

Stated Maturity Date: August 14, 2023

Interest: 0.500% per annum from August 14, 2020

Interest Payment Dates: Each February 14 and August 14, beginning on February 14, 2021 and ending on the Stated Maturity Date

Day Count Convention: 30/360

Business Day Convention: Following, unadjusted

CUSIP / ISIN: 89236THF5 / US89236THF57

The 2027 Fixed Rate Notes

The following description is a summary of certain provisions of the 2027 Fixed Rate Notes:

Principal Amount: $600,000,000

Trade Date: August 11, 2020

Original Issue Date: August 14, 2020

Stated Maturity Date: August 13, 2027

Interest: 1.150% per annum from August 14, 2020

Interest Payment Dates: Each February 13 and August 13, beginning on February 13, 2021 and ending on the maturity date (short first coupon)

Day Count Convention: 30/360

Business Day Convention: Following, unadjusted

CUSIP / ISIN: 89236THG3 / US89236THG31

Optional Redemption

The 2022 Floating Rate Notes and 2023 Fixed Rate Notes are not subject to optional redemption.

The 2027 Fixed Rate Notes will be redeemable before their maturity, in whole or in part, at our option at any time, at a “make-whole” redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points, plus accrued and unpaid interest thereon to the date of redemption.

“Comparable Treasury Issue” means, with respect to the Notes to be redeemed, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Calculation Agent after consultation with us.

“Reference Treasury Dealer” means each of BNP Paribas Securities Corp., a primary U.S. Government securities dealer selected by Credit Agricole Securities (USA) Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC and a primary U.S. Government securities dealer selected by MUFG Securities Americas Inc., or their respective affiliates; provided, however, that if any of the foregoing or their affiliates cease to be a primary U.S. Government securities dealer in the United States, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Calculation Agent by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue additional notes having the same ranking, interest rate, interest rate basis, number of basis points to be added to or subtracted from the related interest rate basis, maturity and other terms as a particular tranche of the Notes, as applicable, except for (1) the issue date, (2) the issue price and (3) the first interest payment date. Additional notes will be considered part of the same series of notes as the Notes and any of our other Medium-Term Notes, Series B previously issued or issued in the future. We also may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue additional debt securities under the indenture ranking equally with the Notes and our other Medium-Term Notes, Series B.

Book-Entry Notes and Form

Each tranche of the Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee. Notes in definitive form will not be issued, unless the Depository discontinues providing its services as depository with respect to the Global Notes at any time and a successor depository is not obtained or unless we so determine in our sole discretion. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in the Depository, including Euroclear Bank SA/NV and Clearstream Banking, S.A.

Settlement Date

We expect that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the third U.S. business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date will be required by virtue of the fact that the Notes initially will settle in three business days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

UNITED STATES FEDERAL TAXATION

As discussed in the section of the accompanying prospectus supplement entitled “United States Federal Taxation,” withholding under legislation commonly referred to as “FATCA” (if applicable) will generally apply to amounts treated as interest paid with respect to the Notes and to the payment of gross proceeds of a disposition (including a retirement) of the Notes. However, regulations proposed by the U.S. Treasury Department in December 2018 would eliminate the requirement under “FATCA” of withholding on payments of gross proceeds (other than amounts treated as interest). The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

For other U.S. federal income tax consequences of owning and disposing of the Notes, please see the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

UNDERWRITING

Under the terms and subject to the conditions set forth in a terms agreement dated August 11, 2020 (the “Terms Agreement”), between us and the underwriters named below (the “Underwriters”), incorporating the terms of a distribution agreement dated as of January 25, 2018, between us and the agents named in the accompanying prospectus supplement (the “Distribution Agreement”), we have agreed to sell to the Underwriters, and the Underwriters have severally and not jointly agreed to purchase, as principals, the respective principal amounts of the Notes set forth below opposite their names.

Underwriter	Principal Amount of the 2022 Floating Rate Notes	Principal Amount of the 2023 Fixed Rate Notes	Principal Amount of the 2027 Fixed Rate Notes
BNP Paribas Securities Corp.	$135,000,000	$252,000,000	$108,000,000
Credit Agricole Securities (USA) Inc.	135,000,000	252,000,000	108,000,000
HSBC Securities (USA) Inc.	135,000,000	252,000,000	108,000,000
J.P. Morgan Securities LLC	135,000,000	252,000,000	108,000,000
MUFG Securities Americas Inc.	135,000,000	252,000,000	108,000,000
BBVA Securities Inc.	15,000,000	28,000,000	12,000,000
Commerz Markets LLC	15,000,000	28,000,000	12,000,000
Standard Chartered Bank	15,000,000	28,000,000	12,000,000
U.S. Bancorp Investments, Inc.	15,000,000	28,000,000	12,000,000
Academy Securities, Inc.	7,500,000	14,000,000	6,000,000
Multi-Bank Securities, Inc.	7,500,000	14,000,000	6,000,000
Total	$750,000,000	$1,400,000,000	$600,000,000

No series of Notes will have an established trading market when issued. The Underwriters may from time to time make a market in the Notes of any series but are not obligated to do so and may cease at any time. Neither we nor the Underwriters can assure you that any trading market for the Notes will be liquid.

The Notes sold by the Underwriters to the public will initially be offered at the applicable public offering prices set forth on the cover page of this pricing supplement. Any Notes sold by the Underwriters to dealers may be sold at the applicable public offering prices less a concession not to exceed (i) 0.075% of the principal amount of the 2022 Floating Rate Notes, (ii) 0.135% of the principal amount of the 2023 Fixed Rate Notes and (iii) 0.250% of the principal amount of the 2027 Fixed Rate Notes. The Underwriters may allow, and dealers may reallow, a concession not to exceed (i) 0.0375% of the principal amount of the 2022 Floating Rate Notes, (ii) 0.0675% of the principal amount of the 2023 Fixed Rate Notes and (iii) 0.120% of the principal amount of the 2027 Fixed Rate Notes. After the initial offering of the Notes to the public, J.P. Morgan Securities LLC, on behalf of the Underwriters, may change the public offering prices and concessions of the Notes. The offering of the Notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.

In connection with the offering, BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC and MUFG Securities Americas Inc., on behalf of the Underwriters, are permitted to engage in certain transactions that stabilize the prices of the Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the prices of the Notes. If the Underwriters create a short position in the Notes in connection with the offering by selling more Notes than they have purchased from us, then the Underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the prices of the Notes to be higher than in the absence of these purchases. The Underwriters are not required to engage in these activities, and may end any of these activities at any time. Neither we nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes.

We may enter into hedging transactions in connection with the issuance of the Notes, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, any of the Underwriters or an affiliate of that Underwriter. The applicable Underwriter and its affiliates may receive compensation, trading gain or other benefits in connection with these hedging transactions and the hedging transactions described below.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, provided, and may in the future provide, investment banking, commercial banking and other services for the issuer in the ordinary course of business, for which they received or will receive in the future customary fees and commissions.

In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with us or our affiliates routinely hedge, and certain other of those Underwriters or their affiliates may hedge, their credit exposure to us and our affiliates consistent with their customary risk management policies. A typical hedging strategy would include these Underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or those of our affiliates, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect the future trading prices of the Notes offered hereby. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

       Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

We have agreed to indemnify the several agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of these liabilities. We have also agreed to reimburse each of the Underwriters for certain expenses.

Selling Restrictions

Japan

Each of the Underwriters has severally agreed that it will not offer or sell any of the Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan and any branch or other office in Japan of a corporation or other entity organized under the laws of any foreign state), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan.

EEA and the U.K.

Each Underwriter represents, warrants and agrees that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to any retail investor in the EEA or in the U.K. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II;

(ii)	a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Directive; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

This pricing supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that any offer of the Notes in any Member State of the EEA or in the U.K. will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Notes. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus is a prospectus for the purposes of the Prospectus Directive.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289) of Singapore (“SFA”). Accordingly, each Joint Book-Running Manager and Co-Manager has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this pricing supplement and the accompanying prospectus supplement and prospectus, or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the Notes pursuant to an offer made under Section 275 of the SFA, except: (i) to an institutional investor (as defined in Section 4A of the SFA) or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation), or Section 276(4)(i)(B) of the SFA (in the case of that trust); (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of the Issuer’s obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this pricing supplement, the accompanying prospectus supplement and prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this pricing supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

In the opinion of the General Counsel of TMCC, when the Notes offered by this Pricing Supplement and related Prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (“DBTCA”), formerly known as Bankers Trust Company, as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated May 14, 2020 and filed as Exhibit 5.1 to TMCC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2020.